ENERGY FOCUS, INC. REPORTS FOURTH QUARTER and 2011 RESULTS

SOLON, Ohio, March 29, 2012 — Energy Focus, Inc. (OTC BB: EFOI.OB) today announced financial results for the fourth quarter and year ended December 31, 2011.

Financial results for the fourth quarter of 2011 include the following:

•	Net sales of $6.1 million compared to $8.8 million for the fourth quarter 2010.

•	Operating expenses decreased 49% compared to the fourth quarter of 2010.

•	The net loss of $0.6 million improved $1.0 million compared to the fourth quarter’s 2010 net loss of $1.6 million.

•	The Company finished the quarter with a balance sheet showing cash in the amount of $2.1 million, a $0.2 million increase from the third quarter.

Net sales decreased during the fourth quarter of 2011 as compared to the prior year’s fourth quarter as a result of $3.5 million lower sales from our Solutions business. This was partially offset by a $0.9 million increase in our U.S. Government business as a result of recognizing $1.6 million of revenue on the $23 million U.S. Navy contract in the fourth quarter of 2011.

Financial results for the year of 2011 include the following:

•	Net sales of $25.8 million for 2011 compared to $35.1 million of net sales for 2010.

•	Operating expenses decreased 27% or $3.9 million from 2010 results.

•	The net loss of $6.1 million improved $2.4 million from the prior year’s loss of $8.5 million.

Net sales decreased in 2011 primarily as a result of $10.2 million lower sales from our Solutions business. We saw an increase in our Government business as a result of recognizing $1.6 million of revenue from the $23 million U.S. Navy contract.

Joe Kaveski, Chief Executive Officer, commented, “2011 was a challenging year for our SRC Solutions business as we experienced reduced sales from two of our major ESCO customers. We have addressed this issue during 2011 by expanding our customer base and geographic coverage and we expect to see improvement in sales beginning in the second quarter of 2012.”

“We are also expecting our U.S. Products business to grow in 2012 due to increased sales of LED products,” said Mr. Kaveski

Mr. Kaveski continued, “Further growth in 2012 will be realized from the $23 million U.S. Navy contract to supply our new proprietary IntelliTube™ as an LED plug and play replacement for existing fluorescent lamps in approximately 7% of the U.S. fleet. Recently, the Navy certified IntelliTube as 100% mil-spec qualified and can now be purchased by the remainder of the fleet. This opens up the $300 million opportunity as Energy Focus is now the only mil-spec qualified supplier for LED replacement lamps to the U.S. Navy.”

Energy Focus’ LED military products can be seen in a recent NAVSEA video which may be found at:  http://www.youtube.com/watch?v=TGBIhyfgix4&context=C4a96dbdADvjVQa1PpcFOdzYrj-jZ9wpC0DuQIp-wkrtzvn8O SMI4.

The Company received a $4.9 million equity investment from a group of 10 investors in the first quarter of 2012. This capital infusion was very timely as it provided a source of cash to retire debt and other obligations due in March. Additionally, this investment, along with the Company’s new credit facility, provides additional capital needed in 2012.

The Company’s outlook for the first quarter of 2012 is for sales to range between $5 million and $6 million. The Company expects sales to increase in the second quarter as a result of improvements in the company’s SRC Solutions and US products businesses. The Company expects sales for the second quarter to range between $7 million and $8 million and forecasts to be EBITDA positive in the second half of 2012.

Energy Focus, Inc. will host a conference call on Thursday, March 29, 2012 at 4:30 p.m. EST (1:30 p.m. PST) to review the fourth quarter and full year 2011 financial results, followed by a Q & A session. The call can be accessed by dialing (888) 219-1420 (US and Canada) or 1-913-312-0850 (International/Local). The conference ID number is 761884. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available through the investor relations section of the Company’s web site at http://www.energyfocusinc.com/investors/events/category/investors starting March 29, 2012 and will remain available for 3 months.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 75 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the U.S. Government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at .

Media Contact:

Energy Focus, Inc.
Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:

Brion Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS
As of December 31,
(amounts in thousands except share and per share amounts)

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,136	$4,107
Trade accounts receivable less allowances of $447 and $446, respectively	2,738	5,483
Retainage receivable	474	731
Inventories, net	2,429	2,543
Costs in excess of billings	171	22
Prepaid and other current assets	881	632
Total current assets	8,829	13,518
Property and equipment, net	2,105	2,446
Goodwill	672	672
Intangible assets, net	1,027	1,677
Collateralized assets	1,000	2,000
Other assets	145	61
Total assets	$13,778	$20,374

LIABILITIES
Current liabilities:
Accounts payable	$5,653	$7,167
Accrued liabilities	1,995	2,358
Deferred revenue	1,373	1,214
Billings in excess of costs	154	297
Credit line borrowings	701	—
Current maturities of long-term debt	855	481
Total current liabilities	10,731	11,517
Other liabilities	71	28
Acquisition-related contingent liabilities	553	827
Long-term debt	955	1,344
Total liabilities	12,310	13,716
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2011 and 2010
Issued and outstanding: no shares in 2011 and 2010	—	—
Common stock, par value $0.0001 per share:
Authorized: 60,000,000 shares in 2011 and 2010
Issued and outstanding: 24,913,000 in 2011 and 23,962,000 in 2010	1	1
Additional paid-in capital	75,962	75,094
Accumulated other comprehensive income	420	423
Accumulated deficit	(74,915)	(68,860)
Total shareholders’ equity	1,468	6,658
Total liabilities and shareholders’ equity	$13,778	$20,374

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$6,053	$8,765	$25,752	$35,129
Cost of sales	4,804	7,187	20,581	28,726

Gross profit	1,249	1,578	5,171	6,403
Operating expenses:
Research and development	(371)	(101)	(515)	(202)
Sales and marketing	1,105	1,557	6,200	6,415
General and administrative	1,228	1,392	5,062	6,115
Loss on impairment	—	156	—	156
Valuation of equity instruments	—	9	56	1,812
Change in estimate of contingent liabilities	(411)	—	(411)	—
Restructuring	—	—	—	26
Total operating expenses	1,551	3,013	10,392	14,322

Loss from operations	(302)	(1,435)	(5,221)	(7,919)
Other income (expense):
Interest income	1	2	4	6
Interest expense	(280)	(169)	(861)	(573)
Other income (expense)	(44)	32	21	(25)

Loss before income taxes	(625)	(1,570)	(6,057)	(8,511)
Benefit from (provision for) income taxes	15	(2)	2	(6)

Net loss	$(610)	$(1,572)	$(6,055)	$(8,517)

Net loss per share — basic and diluted	$(0.02)	$(0.07)	$(0.25)	$(0.37)

Shares used in computing net loss per share -
basic and diluted	24,845	23,858	24,669	22,791